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                                                                    EXHIBIT 14.2

                                  QUOVADX, INC.
                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Quovadx, Inc. (the "Company") has developed and adopted a Code of Business Conduct and Ethics that is applicable to all officers, employees and directors of the Company and its subsidiaries. Additionally, the Company's Senior Financial Officers (as defined below) are subject to this Code of Ethics for Senior Financial Officers (the "Financial Code"), which has been developed to further deter wrongdoing and to promote: (a) honest and ethical conduct, (b) full, fair, accurate, timely and understandable disclosure in SEC filings and
(c) compliance with applicable government laws, rules and regulations. For purposes of this Financial Code, the term "Senior Financial Officers" means the Company's CEO, CFO, principal accounting officer, controller, or any individual who routinely performs these functions.

HONEST AND ETHICAL CONDUCT - The Senior Financial Officers must act ethically, honestly and with the highest sense of integrity in the performance of their duties at the Company. In doing so, Senior Financial Officers must abide by the Company's Conflict of Interest Policy and must avoid actual or apparent conflicts of interest between personal and professional relationships. A conflict of interest occurs when an individual's private interests interferes or appears to interfere with the interests of the Company. Any Senior Financial Officer who becomes aware of an actual or apparent violation of this provision must report such actual or apparent violation to the General Counsel promptly. Additionally, a Senior Financial Officer is encouraged to discuss with the General Counsel any potential situations that could occur in which the Senior Financial Officer is uncertain of whether an actual or apparent conflict of interest would arise.

FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE - The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission. As such, Senior Financial Officers are required to be familiar with the general disclosure requirements applicable to the Company and to establish and maintain effective disclosure controls and procedures and internal controls for financial reporting and other Company communications.

For instance, Senior Financial Officers are prohibited from knowingly misrepresenting information. A knowing misrepresentation is considered to have occurred if the Senior Financial Officer knowingly: (a) makes, or permits or directs another to make, materially false or misleading entries in the Company's (or any of its subsidiaries') financial statements or records; (b) fails to correct materially false and misleading financial statements or records; (c) signs, or permits another to sign, a document containing materially false and misleading information; or (d) falsely responds or knowingly and materially fails to respond, to specific inquiries of the Company's independent auditors.

Additionally, the Senior Financial Officers will promptly bring to the attention of the General Counsel information concerning any known:

      (a) significant deficiencies or material changes in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data; or



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CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS - page 2

      (b) fraud, whether material or non material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS - The Company actively promotes compliance with all applicable laws, rules and regulations. Each Senior Financial Officer must adhere to the standards and restriction imposed by applicable laws, rules and regulations in carrying out the Company's business. Any Senior Financial Officer who becomes aware of a violation of a law, rule or regulation must report such violation to the General Counsel promptly.

WAIVERS OR AMENDMENTS - The Audit Committee of the Board of Directors is charged with considering any request for a waiver of or amendment to this Financial Code. Any such waivers or amendments shall be disclosed timely as provided by law.

QUESTIONS OR REPORTING OF VIOLATIONS - Questions or reports of violations concerning this Financial Code should be directed to the General Counsel's Office. However, if for any reason a person does not desire to speak with the General Counsel's Office, then questions or reports of violations concerning this Financial Code should be directed to the reporting system established for this purpose at the Quovadx page on the EthicsPoint website www.ethicspoint.com or by calling 1-866-ETHICSP or 1-866-384-4277.

The EthicsPoint reporting system is maintained per the Code of Business Conduct and Ethics. Employees can make an anonymous report through the system, either via the website or by phone. The report will be handled confidentially, and there is a system in place for the investigators to get additional information from the reporter, anonymously. No employee will suffer retaliation by Quovadx because of a report made in good faith.

SANCTIONS - Any violation of this Financial Code will be subject to appropriate disciplinary action, up to and including termination.

LEGAL CONSEQUENCES - This Financial Code is not intended to result in the imposition of, or create, civil, criminal liability that would not exist if Quovadx had not adopted this Financial Code.

ACKNOWLEDGMENT

I have read and understand the purpose and intent of this Financial Code, and during my employment as a Senior Financial Officer, will comply.

Signature: ____________________________________________________

Printed Name: _________________________________________________

Date: _________________________________________________________